Company Contact: Eric K. Hagen	April 26, 2017
Title: Vice President, Investor Relations	For immediate release
Phone: 303.837.1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces First Quarter 2017 Financial and Operating Results

•	Q1 2017 Average Production of 117,360 BOE/d at High End of Guidance

•	Q1 2017 LOE, G&A and Interest Expense per BOE at Low End of Guidance

•	Q1 2017 DD&A per BOE and Oil Differentials below Low End of Guidance

•	Enhanced Completion Loomer Wells Tracking 1.5 MMBOE Type Curve

•	Raising 2017 Production Forecast and Lowering per BOE Cost Guidance for LOE, G&A, Interest Expense, DD&A and Oil and Gas Differentials

DENVER – April 26, 2017 – Whiting's (NYSE: WLL) production in the first quarter 2017 totaled 10.6 million barrels of oil equivalent (MMBOE), comprised of 84% crude oil/natural gas liquids (NGLs).  First quarter 2017 production averaged 117,360 barrels of oil equivalent per day (BOE/d), at the high end of guidance.  Lease operating expense (LOE) benefited from a comprehensive water-handling plan and a maintenance program that has reduced well downtime across Whiting's properties.  Depreciation, depletion and amortization (DD&A) benefited from enhanced completions and the sale of the Company's North Dakota midstream assets.  Oil differentials benefited from the addition of new pipeline infrastructure in the Williston Basin.

James J. Volker, Whiting's Chairman, President and CEO, commented, "Whiting continued to deliver strong results while maintaining capital discipline.  Our first quarter production came in at the high end of guidance while capex was on target and LOE saw continuing improvements.  We have increased our 2017 production guidance and lowered cost guidance to reflect these strong results."

Mr. Volker continued, "Our enhanced completions continue to exceed expectations across our acreage position.  Our Loomer pad in McKenzie County, North Dakota is tracking a 1.5 MMBOE type curve.  Additionally, our bank lending group reaffirmed our $2.5 billion borrowing base with no change in terms."

Operating and Financial Results
The following table summarizes the operating and financial results for the first quarter of 2017 and 2016, including non-cash charges recorded during those periods:

	Three Months Ended
	March 31,
	2017	2016
Production (MBOE/d) (1)	117.36	146.77
Net cash provided by operating activities-MM	$80.1	$45.9
Discretionary cash flow-MM (2)	$182.6	$102.3
Realized price ($/BOE)	$35.29	$25.82
Total operating revenues-MM	$371.3	$289.7
Net loss attributable to common shareholders-MM (3)	$(87.0)	$(171.7)
Per basic share	$(0.24)	$(0.84)
Per diluted share	$(0.24)	$(0.84)

Adjusted net loss attributable to common shareholders-MM (4)	$(54.2)	$(174.2)
Per basic share	$(0.15)	$(0.85)
Per diluted share	$(0.15)	$(0.85)

(1)	First quarter 2016 includes 9,225 BOE/d from properties that have since been divested.
(2)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(3)	Net loss attributable to common shareholders includes $38 million and $60 million of pre-tax, non-cash derivative losses for the three months ended March 31, 2017 and 2016, respectively.
(4)	A reconciliation of net loss attributable to common shareholders to adjusted net loss attributable to common shareholders is included later in this news release.

Raising Production Guidance, Lowering Cost Guidance and Reiterating Capex Guidance
As detailed below, Whiting is raising its full-year production forecast to 45.2 to 46.2 MMBOE and reiterating its $1.1 billon full-year capital budget.  The Company is also lowering per BOE cost guidance for LOE, G&A, interest expense, DD&A and oil and gas differentials.

Reaffirmation of $2.5 Billion Borrowing Base
In April 2017, the lenders under Whiting's revolving credit agreement completed their semi-annual redetermination and reaffirmed a $2.5 billion borrowing base.  There were no changes to the covenants, interest rates, fees or repayment terms of the credit line, which matures in December 2019.

Operations Update

Whiting controls 732,819 gross (443,310 net) acres in the Williston Basin and 157,178 gross (132,432 net) acres at its Redtail Niobrara/Codell play in the DJ Basin.  In the first quarter 2017, total net production for the Company averaged 117,360 BOE/d.  The Bakken/Three Forks play in the Williston Basin averaged 109,125 BOE/d.  The Redtail Niobrara/Codell play in the DJ Basin averaged 7,635 BOE/d.

Loomer Wells Tracking 1.5 MMBOE Type Curve.  In February 2017, Whiting completed its three-well Loomer pad in McKenzie County, North Dakota.  The pad is located significantly west of Whiting's previously reported enhanced completions in McKenzie County.  It was completed with an average of 8.9 million pounds of sand per well.  On average, the wells are tracking a 1.5 MMBOE type curve.  This further validates the Company's belief that larger volume completions, which incorporate more frac stages and diverter agents, can be implemented across a significant portion of its acreage.  Whiting plans to complete its typical well this year with approximately 9.0 million pounds of sand and has several pilots scheduled to test significantly higher sand volumes per well.

Williston Basin Efficiency Gains Lower Lease Operating Expense.  In addition to an increase in capital efficiency through enhanced completions, Whiting believes it has achieved sustainable improvements in operating efficiency that lower LOE per BOE.  These include the expansion of water handling systems with lower cost contracts that have reduced saltwater disposal costs by approximately 10%.  Also, the Whiting team instituted a comprehensive well maintenance program that minimizes well downtime.  Since the beginning of 2015, Whiting has reduced downhole well failure rates by 22% through adopting a robust inspection plan and the use of advanced monitoring and simulation software to improve downhole configurations and material selection.

Redtail Completions on Schedule; Testing New Designs.  At its DJ Basin Redtail Field in Weld County, Colorado, Whiting targets the Niobrara "A", "B" and "C" zones and the Codell/Fort Hays formations.  In 2017, the Company plans to complete its entire 105 drilled uncompleted (DUC) well inventory.  Whiting currently has two completion crews conducting completion operations in this area. Its first two pads are anticipated to commence production in May and consist of an eight-well pad that will test 50 stages and 5 million pounds of sand per well and a seven-well pad that will test 50 stages and 8 million pounds of sand per well.  Consistent with its initial 2017 guidance, Whiting recently added its second completion crew to expedite DUC conversions.

Other Financial and Operating Results
The following table summarizes the Company's net production and commodity price realizations for the quarters ended March 31, 2017 and 2016:

	Three Months Ended
	March 31,
	2017	2016	Change
Production
Oil (MMBbl)	7.30	9.96	(27%)
NGLs (MMBbl)	1.62	1.64	(1%)
Natural gas (Bcf)	9.87	10.51	(6%)
Total equivalent (MMBOE) (1)	10.56	13.36	(21%)

Average sales price
Oil (per Bbl):
Price received	$43.92	$27.07	62%
Effect of crude oil hedging (2)	0.20	5.54
Realized price	$44.12	$32.61	35%
Weighted average NYMEX price (per Bbl) (3)	$51.87	$33.52	55%
NGLs (per Bbl):
Realized price	$17.69	$5.48	223%
Natural gas (per Mcf):
Realized price	$2.25	$1.05	114%
Weighted average NYMEX price (per MMBtu) (3)	$3.06	$2.05	49%

(1)	First quarter 2016 includes 9,225 BOE/d from properties that have since been divested.
(2)
Whiting received $1 million and $55 million in pre-tax cash settlements on its crude oil hedges during the first quarter of 2017 and 2016, respectively.  A summary of Whiting's outstanding hedges is included later in this news release.

(3)	Average NYMEX prices weighted for monthly production volumes.

First Quarter 2017 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended
	March 31,
	2017	2016
	(per BOE, except production)
Production (MMBOE)	10.56	13.36

Sales price, net of hedging	$35.29	$25.82
Lease operating expense	8.56	8.56
Production tax	3.03	1.94
Cash general & administrative	2.34	2.86
Exploration	0.58	1.54
Cash interest expense	3.83	4.53
Cash income tax expense (benefit)	(0.18)	-
	$17.13	$6.39

First Quarter 2017 Drilling and Expenditures Summary
The table below summarizes Whiting's operated and non-operated drilling activity and capital expenditures for the three months ended March 31, 2017.
Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q1 17	48 / 15.4	- / -	48 / 15.4	100% / 100%	$185.8(1)

(1)	Includes $11 million for non-operated drilling and completion and $2 million for land.

Outlook for Second Quarter and Full-Year 2017
The following table provides guidance for the second quarter and full-year 2017 based on current forecasts, including Whiting's full-year 2017 capital budget of $1.1 billion:
Guidance
	Second Quarter	Full Year
	2017	2017
Production (MMBOE)	10.2 - 10.8	45.2 - 46.2
Lease operating expense per BOE	$ 8.25 - $ 8.75	$ 8.25 - $ 8.75
General and administrative expense per BOE	$ 2.90 - $ 3.30	$ 2.70 - $ 3.10
Interest expense per BOE (1)	$ 4.20 - $ 4.80	$ 4.00 - $ 4.60
Depreciation, depletion and amortization per BOE	$ 22.25 - $ 23.25	$ 22.00 - $ 23.00
Production taxes (% of sales revenue)	8.6% - 9.0%	8.6% - 9.0%
Oil price differentials to NYMEX per Bbl (2)	($ 8.00) - ($ 9.00)	($ 7.50) - ($ 8.50)
Gas price differential to NYMEX per Mcf	($ 0.80) - ($ 1.20)	($ 0.80) - ($ 1.20)

(1)	Includes non-cash interest expense primarily related to Whiting's convertible 2020 notes. Full-year 2017 cash interest expense is projected at $3.35 - $3.75 per BOE.
(2)	Does not include the effects of NGLs.

Commodity Derivative Contracts
Whiting is 53% hedged for 2017 as a percentage of March 2017 production.
The following summarizes Whiting's crude oil hedges as of March 31, 2017:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	March 2017
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2017
	Q2	1,050,000	$34.76 - $45.00 - $60.26	42.4%
	Q3	1,050,000	$34.76 - $45.00 - $60.26	42.4%
	Q4	1,050,000	$34.76 - $45.00 - $60.26	42.4%
	2018
	Q1	200,000	$40.00 - $50.00 - $61.40	8.1%
	Q2	200,000	$40.00 - $50.00 - $61.40	8.1%
	Q3	200,000	$40.00 - $50.00 - $61.40	8.1%
	Q4	200,000	$40.00 - $50.00 - $61.40	8.1%
Collars	2017
	Q2	250,000	$53.00 - $70.44	10.1%
	Q3	250,000	$53.00 - $70.44	10.1%
	Q4	250,000	$53.00 - $70.44	10.1%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended
	March 31,
	2017	2016
Selected operating statistics:
Production
Oil, MBbl	7,297	9,962
NGLs, MBbl	1,619	1,642
Natural gas, MMcf	9,872	10,514
Oil equivalents, MBOE (1)	10,562	13,356
Average prices
Oil per Bbl (excludes hedging)	$43.92	$27.07
NGLs per Bbl	$17.69	$5.48
Natural gas per Mcf	$2.25	$1.05
Per BOE data
Sales price (including hedging)	$35.29	$25.82
Lease operating	$8.56	$8.56
Production taxes	$3.03	$1.94
Depreciation, depletion and amortization	$22.76	$23.38
General and administrative	$2.90	$3.35
Selected financial data: (In thousands, except per share data)
Total operating revenues	$371,317	$289,697
Total operating expenses	$448,823	$535,728
Total other income (expense), net	$(48,941)	$9,107
Net loss attributable to common shareholders	$(86,957)	$(171,748)
Loss per common share, basic	$(0.24)	$(0.84)
Loss per common share, diluted	$(0.24)	$(0.84)
Weighted average shares outstanding, basic	362,610	204,367
Weighted average shares outstanding, diluted	362,610	204,367
Net cash provided by operating activities	$80,070	$45,948
Net cash provided by (used in) investing activities	$243,140	$(260,263)
Net cash provided by (used in) financing activities	$(380,006)	$199,323

(1)	First quarter 2016 includes 9,225 BOE/d from properties that have since been divested.

Selected Financial Data
For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$16,429	$55,975
Restricted cash	-	17,250
Accounts receivable trade, net	184,630	173,919
Prepaid expenses and other	42,963	26,312
Assets held for sale (1)	-	349,146
Total current assets	244,022	622,602
Property and equipment:
Oil and gas properties, successful efforts method	13,395,424	13,230,851
Other property and equipment	132,513	134,638
Total property and equipment	13,527,937	13,365,489
Less accumulated depreciation, depletion and amortization	(4,482,880)	(4,222,071)
Total property and equipment, net	9,045,057	9,143,418
Other long-term assets	98,628	110,122
TOTAL ASSETS	$9,387,707	$9,876,142

(1)	As of December 31, 2016, "Assets held for sale" is comprised of Whiting's North Dakota midstream assets. This transaction closed on January 1, 2017.

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share and per share data)

	March 31,	December 31,
	2017	2016
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$46,700	$32,126
Revenues and royalties payable	141,500	147,226
Accrued capital expenditures	85,087	56,830
Accrued interest	24,392	44,749
Accrued lease operating expenses	49,825	45,015
Accrued liabilities and other	31,970	63,538
Taxes payable	30,547	39,547
Derivative liabilities	23,309	17,628
Accrued employee compensation and benefits	9,999	31,134
Liabilities related to assets held for sale	-	538
Total current liabilities	443,329	478,331
Long-term debt	3,168,259	3,535,303
Deferred income taxes	438,102	475,689
Asset retirement obligations	174,668	168,504
Deferred gain on sale	34,451	35,424
Other long-term liabilities	65,631	33,699
Total liabilities	4,324,440	4,726,950
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 600,000,000 shares authorized; 368,008,774 issued and 362,698,464 outstanding as of March 31, 2017 and 367,174,542 issued and 362,013,928 outstanding as of December 31, 2016	368	367
Additional paid-in capital	6,390,700	6,389,435
Accumulated deficit	(1,335,749)	(1,248,572)
Total Whiting shareholders' equity	5,055,319	5,141,230
Noncontrolling interest	7,948	7,962
Total equity	5,063,267	5,149,192
TOTAL LIABILITIES AND EQUITY	$9,387,707	$9,876,142

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
OPERATING REVENUES
Oil, NGL and natural gas sales	$371,317	$289,697
OPERATING EXPENSES
Lease operating expenses	90,393	114,376
Production taxes	32,056	25,927
Depreciation, depletion and amortization	240,407	312,292
Exploration and impairment	20,841	35,491
General and administrative	30,617	44,796
Derivative loss, net	36,577	4,761
Loss on sale of properties	1,274	1,934
Amortization of deferred gain on sale	(3,342)	(3,849)
Total operating expenses	448,823	535,728
LOSS FROM OPERATIONS	(77,506)	(246,031)
OTHER INCOME (EXPENSE)
Interest expense	(48,011)	(81,907)
Gain (loss) on extinguishment of debt	(1,540)	90,619
Interest income and other	610	395
Total other income (expense)	(48,941)	9,107
LOSS BEFORE INCOME TAXES	(126,447)	(236,924)
INCOME TAX EXPENSE (BENEFIT):
Current	(1,890)	3
Deferred	(37,586)	(65,169)
Total income tax benefit	(39,476)	(65,166)
NET LOSS	(86,971)	(171,758)
Net loss attributable to noncontrolling interests	14	10
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(86,957)	$(171,748)
LOSS PER COMMON SHARE:
Basic	$(0.24)	$(0.84)
Diluted	$(0.24)	$(0.84)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	362,610	204,367
Diluted	362,610	204,367

WHITING PETROLEUM CORPORATION
Reconciliation of Net Loss Attributable to Common Shareholders to
Adjusted Net Loss Attributable to Common Shareholders
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Net loss attributable to common shareholders	$(86,957)	$(171,748)
Adjustments:
Amortization of deferred gain on sale	(3,342)	(3,849)
Loss on sale of properties	1,274	1,934
Impairment expense	14,703	14,972
Penalties for early termination of drilling rig contracts	-	13,687
(Gain) loss on extinguishment of debt	1,540	(90,619)
Total measure of derivative loss reported under U.S. GAAP	36,577	4,761
Total net cash settlements received on commodity derivatives during the period	1,470	55,162
Tax impact of adjustments above	(19,478)	1,470
Adjusted net loss attributable to common shareholders (1)	$(54,213)	$(174,230)

Adjusted net loss attributable to common shareholders per share, basic	$(0.15)	$(0.85)
Adjusted net loss attributable to common shareholders per share, diluted	$(0.15)	$(0.85)

(1)
Adjusted Net Loss Attributable to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting's fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Loss Attributable to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Loss Attributable for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(in thousands)

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$80,070	$45,948
Exploration	6,138	20,519
Changes in working capital	96,381	35,826
Discretionary cash flow (1)	$182,589	$102,293

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company's ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call
The Company's management will host a conference call with investors, analysts and other interested parties on Thursday, April 27, 2017 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting's first quarter 2017 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10105010. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.); (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the "Investor Relations" box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, April 27, 2017 and continuing through Thursday, May 4, 2017.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and enter the pass code 10105010.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States.  The Company's largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we "expect," "intend," "plan," "estimate," "anticipate," "believe" or "should" or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws, including tax reform, that could have a negative effect on the oil and gas industry; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption "Risk Factors" in our Annual Report on Form 10-K for the period ended December 31, 2016.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.